Global Axcess Corp Announces
Second Quarter 2006 Financial Results

Ponte Vedra Beach, FL - August 15, 2006 - Global Axcess Corp (OTC BB: GAXC), an independent provider of ATM solutions, today announced the financial results for the second quarter ended June 30, 2006.

The Company reported revenues from continuing operations of $5.5 million for the second quarter ended June 30, 2006, up from the $5.0 million in reported revenues for the same period of 2005, an increase of 10.4%.

The Company reported gross profit from continuing operations of $2.4 million or 43.5% of revenue for the quarter ended June 30, 2006. This compared to $2.0 million or 39.7% of revenue for the same period of 2005. Gross margin increased due to an increase of the number of ATMs in service mainly relating to a 2005 acquisition.

Operating expenses from continuing operations increased to $2.5 million for the second quarter ended June 30, 2006, up from the $1.6 million for the same period of 2005. Depreciation and amortization expense increased by $320,000 for the three month period 2006 as compared to the same period in 2005. Selling, general and administrative (SG&A) expenses increased by $568,000 over the same period.

Operating loss from continued operations before interest, taxes and other items was $104,400 for the second quarter ending June 30, 2006, as compared to operating income before interest, taxes and other items a profit of $364,800 for the same period in 2005.

Net interest expense increased to $309,200 for the second quarter of 2006 compared to $153,500 for the second quarter of 2005. The increase was mainly due to increased debt resulting from the October 28, 2005 acquisition.

The Company reported a net loss for the quarter ended June 30, 2006 of $373,100, or a net loss of $0.02 per basic and fully diluted share, compared to a net loss of $42,000, or $0.00 per basic and fully diluted share for the same period of 2005.

During the quarter ended June 30, 2006, the Company incurred non-recurring and one-time expenses of $280,000. These charges included items such as expenses related to legal fees associated with litigation, increased professional fees associated with the 2005 financial restatements as well as an increase in bad debt reserves. Excluding these non-recurring and one-time expenses, the net loss for the quarter would have been reduced to $93,100 or $0.00 per basic and fully diluted share.

During the second quarter of 2006, the Company had EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) contribution from continuing operations of $565,000. This compared to $420,100 of EBITDA contribution from continuing operations in the second quarter of 2005. Excluding the aforementioned non-recurring and one-time expenses, the EBITDA for the second quarter of 2006 would have been $845,100.

Michael Dodak, CEO of Global Axcess, stated, “While we are pleased with our revenue growth and we continue to focus on returning to profitability. Further, we continue to review strategic alternatives for the Company with our advisors at Raymond James.”

About Global Axcess Corp

Headquartered in Ponte Vedra Beach, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as one of the nation's leading network-based electronic commerce and transaction processing companies. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates approximately 4,600 ATMs in its national network spanning 42 states and provides proprietary ATM branding and processing for 83 financial institutions with over 700 branded sites nationwide. For more information on the Company, please visit http://www.globalaxcess.biz.

Contacts:
Company
Global Axcess Corp
David Fann, 904-395-1146
david.fann@glxs.biz

Or

Investors
Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net

Tables Follow

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2006
(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$1,238,474
Automated teller machine vault cash	221,974
Accounts receivable, net of allowance for doubtful accounts of $253,978	1,715,105
Note receivable - current	50,000
Inventory	102,820
Deferred tax asset - current	329,197
Prepaid expenses and other current assets	355,208
Total current assets	4,012,778

Assets held for sale, net	485,316
Fixed assets, net	7,763,992

Other assets
Merchant contracts, net	13,013,163
Intangible assets, net	4,255,840
Notes receivable - non-current, net of allowance of $804,579	745,424
Deferred tax asset - non-current	322,279
Other assets	35,325

Total assets	$30,634,117

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,154,094
Automated teller machine vault cash payable	221,974
Deferred gain on sale of assets - current	555,409
Notes payable-related parties - current portion	17,714
Notes payable - current portion	95,846
Senior lenders' notes - current portion, net	797,917
Capital lease obligations - current portion	1,114,424
Total current liabilities	5,957,378

Long-term liabilities
Notes payable-related parties - long-term portion	1,322,372
Notes payable - long-term portion	18,187
Senior lenders' notes - long term portion, net	5,581,478
Capital lease obligations - long-term portion	2,070,134
Deferred tax liability- long term portion	311,676
Total liabilities	15,261,225

Minority interest	143,333

Stockholders' equity
Preferred stock; $0.001 par value; 5,000,000 shares
authorized, no shares issued and outstanding	-
Common stock; $0.001 par value; 45,000,000 shares
authorized, 21,011,786 shares issued and outstanding	21,012
Additional paid-in capital	22,354,109
Accumulated other comprehensive loss	(98,078)
Accumulated deficit	(7,047,484)
Total stockholders' equity	15,229,559
Total liabilities and stockholders' equity	$30,634,117

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	June 30, 2006	June 30, 2005

Revenues	$5,531,623	$5,012,042

Cost of revenues	3,123,670	3,023,074
Gross profit	2,407,953	1,988,968

Operating expenses
Depreciation and amortization	628,845	308,728
Selling, general and administrative	1,883,475	1,315,419
Total operating expenses	2,512,320	1,624,147
Operating income (loss) from continuing operations
before items shown below	(104,367)	364,821

Other income (expense)
Interest expense, net	(309,201)	(153,502)
Gain on sale of assets	(778)	-
Other income (expense)	(5,353)	2,198
Total other expense	(315,332)	(151,304)

Income (loss) from continuing operations before
provision for income taxes	(419,699)	213,517
Federal income tax (expense) benefit	-	-
Loss attributed to minority interest	46,599	-
Income (loss) from continuing operations	(373,100)	213,517
Loss from discontinued operations, net of tax	$-	$(255,601)
Net loss	$(373,100)	$(42,084)

Income (loss)per common share - basic:
Income (loss) from continuing operations	$(0.02)	$0.01
Loss from discontinued operations	$-	$(0.01)
Net loss	$(0.02)	$(0.00)

Income (loss) per common share - diluted:
Income (loss) from continuing operations	$(0.02)	$0.01
Loss from discontinued operations	$-	$(0.01)
Net loss	$(0.02)	$(0.00)

Weighted average common shares outstanding:
Basic	21,010,028	18,211,986
Diluted	21,010,028	18,211,986

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Six Months Ended
	June 30, 2006	June 30, 2005

Revenues	$10,777,193	$9,729,278

Cost of revenues	6,092,032	5,727,513
Gross profit	4,685,161	4,001,765

Operating expenses
Depreciation and amortization	1,253,241	619,836
Selling, general and administrative	3,437,572	2,486,989
Total operating expenses	4,690,813	3,106,825
Operating income (loss) from continuing operations
before items shown below	(5,652)	894,940

Other income (expense)
Interest expense, net	(640,264)	(275,043)
Gain on sale of assets	13,655	-
Other income (expense)	(665,353)	2,198
Total other expense	(1,291,962)	(272,845)

Income (loss) from continuing operations before
provision for income taxes	(1,297,614)	622,095
Federal income tax (expense) benefit	-	-
Loss attributed to minority interest	46,599	-
Income (loss) from continuing operations	(1,251,015)	622,095
Loss from discontinued operations, net of tax	$-	$(485,261)
Net income (loss)	$(1,251,015)	$136,834

Income (loss) per common share - basic:
Income (loss) from continuing operations	$(0.06)	$0.03
Loss from discontinued operations	$-	$(0.02)
Net income (loss)	$(0.06)	$0.01

Income (loss) per common share - diluted:
Income (loss) from continuing operations	$(0.06)	$0.03
Loss from discontinued operations	$-	$(0.02)
Net income (loss)	$(0.06)	$0.01

Weighted average common shares outstanding:
Basic	20,990,878	18,211,986
Diluted	20,990,878	18,706,275

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30, 2006	June 30, 2005

Cash flows from operating activities:
(Loss) income from continuing operations	$(1,251,015)	$622,095
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Stock based compensation	(11,698)	-
Depreciation and amortization	1,253,241	619,836
Provision for doubtful accounts	97,899	-
Accretion of discount on notes payable	75,200	9,989
Write-off of uncollectible note receivable	39,892	-
Loss attributed to minority interest	(46,599)	-
Changes in operating assets and liabilities:
Change in automated teller machine vault cash	241,090	(533,570)
Change in accounts receivable	(376,200)	(117,586)
Change in inventory	56,694	(106,336)
Change in prepaid expenses and other current assets	(71,375)	(297,628)
Change in other assets and deferred revenue	(70,617)	160,867
Change in accounts payable and accrued liabilities	504,454	237,988
Change in automated teller machine vault cash payable	(241,090)	533,570
Net cash provided by continuing operating activitities	199,876	1,129,225
Discontinued operations
Net loss	-	(485,261)
Adjustments to reconcile loss to net cash used in
discontinued operations:
Depreciation	-	27,664
Change in accounts receivable	-	15,487
Change in accounts payable and accrued liabilities	-	19,485
Change in prepaid expenses and other current assets	-	(3,916)
Net cash used in discontinued operating activities	-	(426,541)
Net cash provided by continuing and discontinued operating activities	199,876	702,684

Cash flows from investing activities:
Purchase of merchant contracts	-	(40,858)
Purchase of property and equipment	(558,870)	(1,013,513)
Proceeds from sale of subsidiary	745,341
Net cash provided by (used in) investing activities for continuing operations	186,471	(1,054,371)
Purchase of property and equipment used in discontinued operating activities	-	(106,736)
Net cash provided by (used in) investing activities	186,471	(1,161,107)

Cash flows from financing activities:
Proceeds from issuance of common stock	20,450	675,746
Proceeds from notes payable	-	41,809
Proceeds from bank notes	400,000	250,000
Principal payments on senior lenders' notes	(1,272,916)	(312,500)
Principal payments on notes payable	(34,723)	-
Principal payments on notes payable - related parties	(8,009)	-
Principal payments on capital lease obligations	(512,716)	(274,760)
Net cash provided by (used in) financing activities	(1,407,914)	380,295
Effect of exchange rate fluctuation on cash	(98,078)
(Decrease) increase in cash	(1,119,645)	(78,128)
Cash, beginning of period	2,358,119	496,823
Cash, end of the period	$1,238,474	418,695

Cash paid for income taxes	-	-
Cash paid for interest	$(565,064)	$(265,054)

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